Exhibit 99.1

Monroe Capital Corporation BDC Announces Fourth Quarter And Full Year 2017 Financial Results

CHICAGO, IL, March 14, 2018 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the fourth quarter and full year ended December 31, 2017.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Fourth Quarter 2017 Financial Highlights

•	Net investment income of $7.0 million, or $0.35 per share
•	Adjusted Net Investment Income (a non-GAAP measure described below) of $7.0 million, or $0.35 per share
•	Net increase in net assets resulting from operations of $2.2 million, or $0.11 per share
•	Net asset value (“NAV”) of $278.7 million, or $13.77 per share
•	Paid quarterly dividend of $0.35 per share on December 29, 2017

Full Year 2017 Financial Highlights

•	Net investment income of $26.0 million, or $1.40 per share
•	Adjusted Net Investment Income (a non-GAAP measure described below) of $25.9 million, or $1.39 per share
•	Net increase in net assets resulting from operations of $12.2 million, or $0.65 per share as compared to $24.4 million

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another quarter of consistent earnings for the fourth quarter of 2017, with Adjusted Net Investment Income of $0.35 per share, representing the 15th straight quarter where per share Adjusted Net Investment Income met or exceeded our quarterly per share dividend. We have also made our 21st consecutive quarterly dividend payment to our shareholders without any reduction in our distributions. As of quarter end, our portfolio totaled $494.1 million in investments at fair value, which represented a $63.0 million increase in the portfolio since the end of the third quarter. Continued measured portfolio growth as well as growth in our MRCC Senior Loan Fund joint venture, including the addition of a leverage facility for the joint venture, should positively contribute to our earnings in future quarters.”

Monroe Capital Corporation is the business development company affiliate of the award winning private debt investment firm and lender, Monroe Capital LLC.

Selected Financial Highlights

(in thousands, except per share data)

	December 31, 2017	September 30, 2017
Consolidated Statements of Assets and Liabilities data:		(unaudited)
Investments, at fair value	$494,138	$431,097
Total assets	$507,432	$445,262
Net asset value	$278,699	$283,542
Net asset value per share	$13.77	$14.01

	For the quarter ended
	December 31, 2017	September 30, 2017
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$6,995	$6,887
Adjusted net investment income (1)	$6,995	$6,987
Net gain (loss) on investments, secured borrowings and foreign currency borrowings	$(4,754)	$(569)
Net increase in net assets resulting from operations	$2,241	$6,318

Per share data:
Net investment income	$0.35	$0.34
Adjusted net investment income (1)	$0.35	$0.35
Net gain (loss) on investments, secured borrowings, foreign currency transactions and foreign currency borrowings	$(0.24)	$(0.03)
Net increase in net assets resulting from operations	$0.11	$0.31

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

Portfolio Review

The Company had debt and equity investments in 72 portfolio companies, with a total fair value of $494.1 million, as of December 31, 2017 as compared to debt and equity investments in 66 portfolio companies, with a total fair value of $431.1 million, as of September 30, 2017. The Company’s portfolio consists primarily of first lien loans, representing 86.7% of the portfolio as of December 31, 2017 and 86.5% of the portfolio as of September 30, 2017. As of December 31, 2017, the weighted average contractual and effective yield on the Company’s investments was 9.8% and 10.0%, respectively, as compared to the weighted average contractual and effective yield of 9.8% and 9.9%, respectively, as of September 30, 2017. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity).

2

Financial Review

Results of Operations: Fourth Quarter 2017

Net investment income for the quarter ended December 31, 2017 totaled $7.0 million, or $0.35 per share, compared to $6.9 million, or $0.34 per share, for the quarter ended September 30, 2017. Adjusted Net Investment Income was $7.0 million, or $0.35 per share, for the quarter ended December 31, 2017, compared to $7.0 million, or $0.35 per share, for the quarter ended September 30, 2017. The Company believes that Adjusted Net Investment Income is a consistent measure of the Company’s earnings – see Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below. Investment income for the quarter ended December 31, 2017 totaled $13.4 million, compared to $13.5 million for the quarter ended September 30, 2017. The $0.1 million decrease during the quarter was primarily the result of a decline in fee income and prepayment gain (loss) during the quarter, partially offset by an increase in the size of the Company’s average investment portfolio during the quarter and a slight increase in the effective portfolio yield. Total expenses for the quarter ended December 31, 2017 totaled $6.4 million (net of the incentive fee waiver of $58,000) compared to $6.6 million for the quarter ended September 30, 2017. The $0.2 million decline during the quarter was primarily driven by a $0.6 million decrease in incentive fees (net of incentive fee waiver). During the fourth quarter incentive fees were limited due to the total return requirement. Please refer to the Company’s Form 10-K for additional information of the incentive fee calculation and associated limitation. There was no incentive fee waiver or limitation for the quarter ended September 30, 2017. This decline in incentive fees was partially offset by increases in interest and other debt financing expenses and base management fees which both increased as the size of the average portfolio increased during the quarter.

Net gain (loss) on investments, secured borrowings, foreign currency transactions and foreign currency borrowings was ($4.8) million for the quarter ended December 31, 2017, compared to ($0.6) million for the quarter ended September 30, 2017. The net loss on investments, secured borrowings and foreign currency borrowings during the quarter ended December 31, 2017 was primarily the result of net unrealized mark-to-market losses on investments in the portfolio during the quarter. These net unrealized mark-to-market losses were primarily attributable to the Company’s equity investment in Rockdale Blackhawk, LLC and debt investment in TPP Operating, Inc.

Net increase in net assets resulting from operations was $2.2 million, or $0.11 per share, for the quarter ended December 31, 2017, compared to $6.3 million, or $0.31 per share, for the quarter ended September 30, 2017. This decrease is primarily the result of net unrealized mark-to-market losses on investments during the quarter. The Company’s NAV per share decreased to $13.77 per share at December 31, 2017 from $14.01 per share at September 30, 2017.

Results of Operations: Full Year 2017

Net investment income for the year ended December 31, 2017 totaled $26.0 million, or $1.40 per share, compared to $22.5 million, or $1.55 per share, for the year ended December 31, 2016. Adjusted Net Investment Income was $25.9 million, or $1.39 per share, for the year ended December 31, 2017, compared to $23.4 million, or $1.61 per share, for the year ended December 31, 2016. Total investment income increased by $6.1 million during the year, primarily driven by increases in interest income as a result of a larger average portfolio size and increased prepayment activity during 2017, partially offset by decreases in dividend income on the Company’s LLC investments. Total expenses, net of incentive fee waiver, increased by $3.5 million during the year. This increase was primarily driven by a larger average investment portfolio, resulting in increases in interest expense, base management fees, and professional fees, partially offset by a decline in excise tax accrual as a result of lower undistributed taxable income.

3

Net gain (loss) on investments, secured borrowings, foreign currency transactions and foreign currency borrowings was ($13.9) million for the year ended December 31, 2017, compared to $1.9 million for the year ended December 31, 2016. The net loss on investments, secured borrowings, foreign currency transactions and foreign currency borrowings during the year ended December 31, 2017 was primarily the result of net unrealized mark-to-market losses on investments in the portfolio during the year.

Net increase in net assets resulting from operations was $12.2 million, or $0.65 per share, for the year ended December 31, 2017, compared to $24.4 million, or $1.68 per share, for the year ended December 31, 2016. This decrease is primarily the result of net unrealized mark-to-market losses on investments in the portfolio, partially offset by an increase in net investment income during the year. The Company’s NAV decreased to $13.77 per share at December 31, 2017 from $14.52 per share at December 31, 2016.

Liquidity and Capital Resources

At December 31, 2017, the Company had $4.3 million in cash, $2.9 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC,” the Company’s wholly-owned SBIC subsidiary), $117.1 million of total debt outstanding on its revolving credit facility and $109.5 million in outstanding Small Business Administration (“SBA”) debentures. As of December 31, 2017, the Company had $82.9 million available for additional borrowings on its revolving credit facility and $5.5 million in available SBA-guaranteed debentures.

SBIC Subsidiary

As of December 2017, MRCC SBIC had $57.6 million in leverageable capital, $2.9 million in cash and $170.7 million in investments at fair value. Additionally, MRCC SBIC had $109.5 million in SBA-guaranteed debentures outstanding.

As of December 31, 2017, the Company has made all required leverageable capital contributions to MRCC SBIC in order to access the remaining $5.5 million in available SBA-guaranteed debentures. The SBA-guaranteed debentures are long-term, fixed rate financing with the advantage of being excluded from the Company’s 200% asset coverage test under the Investment Company Act of 1940.

MRCC Senior Loan Fund

On November 1, 2017, the Company announced the formation of a joint venture with NLV Financial Corporation (“NLV”), the parent of National Life Insurance Company (“National Life”), to create MRCC Senior Loan Fund I, LLC (the “SLF”). The SLF is expected to invest primarily in senior secured loans to middle market companies in the United States. The Company and NLV have each initially committed $50 million of capital to the joint venture. In addition, the SLF intends to obtain third party financing during the first quarter of 2018 that is expected to allow the joint venture to access market levels of leverage. As of December 31, 2017, the Company has invested $9.5 million in the SLF with a fair value of $9.6 million. As of December 31, 2017, the SLF had called $19.0 million of total capital, had total investments at fair value of $29.1 million and total members’ capital of $19.3 million.

4

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and excise taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended				For the year ended
	December 31, 2017		September 30, 2017		December 31, 2017		December 31, 2016
	Amount	Per Share Amount	Amount	Per Share Amount	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)				(in thousands, except per share data)
Net investment income	$6,995	$0.35	$6,887	$0.34	$26,004	$1.40	$22,506	$1.55
Net capital gains incentive fee	-	-	-	-	(175)	(0.01)	175	0.01
Excise taxes	-	-	100	0.01	100	0.01	679	0.05
Adjusted Net Investment Income	$6,995	$0.35	$6,987	$0.35	$25,929	$1.39	$23,360	$1.61

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

5

Fourth Quarter 2017 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Thursday, March 15, 2018 at 12:00 pm ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #4959196.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-K for the year ended December 31, 2017 to be filed with the Securities and Exchange Commission (www.sec.gov) on March 14, 2018.

6

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	December 31, 2017	September 30, 2017	December 31, 2016
		(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$425,747	$368,634	$353,980
Non-controlled affiliate company investments	58,751	53,595	50,041
Controlled affiliate company investments	9,640	8,868	8,899
Total investments, at fair value (amortized cost of: $507,580, $439,922 and $413,242, respectively)	494,138	431,097	412,920
Cash	4,332	3,721	5,958
Restricted cash	2,867	5,689	2,373
Interest receivable	5,335	4,220	2,643
Other assets	760	535	651
Total assets	507,432	445,262	424,545

LIABILITIES
Debt:
Revolving credit facility	117,092	60,612	129,000
SBA debentures payable	109,520	92,100	51,500
Total debt	226,612	152,712	180,500
Less: Unamortized deferred financing costs	(4,670)	(4,524)	(3,945)
Total debt, less unamortized deferred financing costs	221,942	148,188	176,555
Secured borrowings, at fair value (proceeds of: $0, $0 and $1,320, respectively)	-	-	1,314
Payable for open trades	-	7,425	-
Interest payable	1,535	541	735
Management fees payable	2,064	1,953	1,749
Incentive fees payable	1,157	1,721	1,222
Accounts payable and accrued expenses	2,035	1,855	2,120
Directors' fees payable	-	37	-
Total liabilities	228,733	161,720	183,695
Net assets	$278,699	$283,542	$240,850

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 20,240, 20,240 and 16,582 shares issued and outstanding, respectively	$20	$20	$17
Capital in excess of par value	286,141	286,269	233,526
Undistributed net investment income (accumulated distributions in excess of net investment income)	6,707	6,081	7,037
Accumulated net realized gain (loss) on investments and secured borrowings and foreign currency transactions	(372)	81	587
Accumulated net unrealized gain (loss) on investments, secured borrowings and foreign currency borrowings	(13,797)	(8,909)	(317)
Total net assets	$278,699	$283,542	$240,850
Net asset value per share	$13.77	$14.01	$14.52

7

MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended		For the year ended
	December 31, 2017	September 30, 2017	December 31, 2017	December 31, 2016
	(unaudited)		(audited)
Investment income:
Interest income:
Non-controlled/non-affiliate company investments	$11,060	$10,887	$42,055	$34,348
Non-controlled affiliate company investments	1,789	1,470	5,566	4,511
Controlled affiliate company investments	-	200	594	140
Total interest income	12,849	12,557	48,215	38,999
Dividend income:
Non-controlled/non-affiliate company investments	251	251	1,002	1,002
Non-controlled affiliate company investments	-	-	-	3,546
Total dividend income	251	251	1,002	4,548
Fee income:
Non-controlled/non-affiliate company investments	264	661	1,890	1,435
Non-controlled affiliate company investments	-	-	-	36
Total fee income	264	661	1,890	1,471
Total investment income	13,364	13,469	51,107	45,018

Operating expenses:
Interest and other debt financing expenses	2,211	1,907	8,312	6,782
Base management fees	2,065	1,953	7,726	6,347
Incentive fees	1,215	1,721	5,686	5,777
Professional fees	389	277	1,243	988
Administrative service fees	322	295	1,248	1,287
General and administrative expenses	188	292	948	779
Excise taxes	-	100	100	679
Directors' fees	37	37	148	146
Total expenses before incentive fee waiver	6,427	6,582	25,411	22,785
Incentive fee waiver	(58)	-	(308)	(273)
Total expenses, net of incentive fee waiver	6,369	6,582	25,103	22,512

Net investment income	6,995	6,887	26,004	22,506

Net gain (loss) on investments, secured borrowings and foreign currency borrowings:
Net realized gain (loss):
Non-controlled/non-affiliate company investments	133	(2,900)	(439)	587
Secured borrowings	-	-	66	-
Foreign currency transactions	1	-	1	-
Net realized gain (loss)	134	(2,900)	(372)	587

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	976	3,099	4,764	(610)
Non-controlled affiliate company investments	(5,733)	454	(14,635)	7,013
Controlled affiliate company investments	140	(1,155)	(3,249)	(5,078)
Secured borrowings	-	-	(6)	(53)
Foreign currency borrowings	(271)	(67)	(354)	-
Net change in unrealized gain (loss)	(4,888)	2,331	(13,480)	1,272

Net gain (loss) on investments, secured borrowings, foreign currency transactions and foreign currency borrowings	(4,754)	(569)	(13,852)	1,859

Net increase (decrease) in net assets resulting from operations	$2,241	$6,318	$12,152	$24,365

Per common share data:
Net investment income per share - basic and diluted	$0.35	$0.34	$1.40	$1.55
Net increase in net assets resulting from operations per share - basic and diluted	$0.11	$0.31	$0.65	$1.68
Weighted average common shares outstanding - basic and diluted	20,240	20,240	18,625	14,546

8

Additional Supplemental Information:

The composition of the Company’s investment income was as follows (dollars in thousands):

	For the quarter ended		For the year ended
	December 31, 2017	September 30, 2017	December 31, 2017	December 31, 2016

Interest income	$11,965	$11,511	$44,565	$36,448
Dividend income	251	251	1,002	4,548
Fee income	264	661	1,890	1,471
Prepayment gain (loss)	302	514	1,790	995
Accretion of discounts and amortization of premiums	582	532	1,860	1,556
Total investment income	$13,364	$13,469	$51,107	$45,018

The composition of the Company’s interest expense and other debt financing expenses was as follows (dollars in thousands):

	For the quarter ended		For the year ended
	December 31, 2017	September 30, 2017	December 31, 2017	December 31, 2016

Interest expense - revolving credit facility	$1,097	$944	$4,771	$4,422
Interest expense - SBA debentures	827	683	2,434	1,340
Amortization of deferred financing costs	282	274	1,042	820
Interest expense - secured borrowings	-	-	34	123
Other	5	6	31	77
Total interest and other debt financing expenses	$2,211	$1,907	$8,312	$6,782

9

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a private credit asset management firm specializing in direct lending and opportunistic private credit investing. Since 2004, the firm has provided private credit solutions to borrowers in the U.S. and Canada. Monroe’s middle market lending platform provides senior and junior debt financing to businesses, special situation borrowers, and private equity sponsors. Investment types include unitranche financings; cash flow, asset based and enterprise value based loans; and equity co-investments. Monroe is committed to being a value-added and user-friendly partner to business owners, senior management, and private equity and independent sponsors. The firm is headquartered in Chicago and maintains offices in Atlanta, Boston, Dallas, Los Angeles, New York, and San Francisco. Monroe has been recognized by Private Debt Investor as the 2017 Lower Mid-Market Lender of the Year; Global M&A Network as the 2017 Small Middle Markets Lender of the Year; M&A Advisor as the 2016 Lender Firm of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. For more information, please visit monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Emily Stoermer
BackBay Communications
(617) 391-0801
Email: emily.stoermer@backbaycommunications.com

10